                                                                     Exhibit 3.5

                          CERTIFICATE OF AMENDMENT OF
                  THE CERTIFICATE OF THE DESIGNATIONS, POWERS,
                             PREFERENCES AND RIGHTS
                  OF THE SERIES B CONVERTIBLE PREFERRED STOCK
                          (Par Value, $.01 per share)
                                       OF
                                  CAMBIO INC.

                            ------------------------

                    (Pursuant to Section 242 of the General
                          Corporation Law of Delaware)

                            -----------------------

                  CAMBIO INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

                  FIRST: That Article 4 of the Corporation's Restated Certificate of Incorporation provides that the Corporation is authorized to issue 1,000,000 shares of preferred stock, $.01 par value per share, in any number of series, with such designations, rights and preferences as may be determined from time to time by the Board of Directors.

                  SECOND: That pursuant to such authority expressly vested in the Board of Directors of the Corporation, said Board of Directors duly adopted a Certificate of the Designations, Powers, Preferences and Rights of the Series B Convertible Preferred Stock, $.01 par value per share (the "Series B Certificate of Designations") which was filed on May 6, 1999 with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the General Corporation Law of the State of Delaware.

                  THIRD: That by unanimous written consent the Board of Directors of the Corporation, a resolution was duly adopted as set forth below:

                  RESOLVED, that subsection (a) of Section 9 of the Certificate of Designations of the Series B Preferred Stock of the Corporation be, and it hereby is, amended and restated as follows:

         "Section 9.  Preemptive Rights.

                    (a) Except for (i) stock options granted to employees, directors, officers or consultants of the Corporation or any of its subsidiaries, or warrants granted in the ordinary course of business or warrants (or other convertible securities) or capital stock granted, issued or sold to persons, joint venturers, participating entities or other companies or institutions with which the

Corporation has a business relationship, (ii) shares of capital stock issued pursuant to the exercise of any such warrants, options or other convertible securities, or of any warrants or options in existence on the date hereof, or of any warrants or convertible securities (including the Series B Preferred Stock) issued in connection with the Series B Preferred Stock financing undertaken by the Corporation on or about May 3, 1999, and (iii) stock issued in connection with any merger, acquisition or business combination, the holders of the Series B Preferred Stock, in order to enable such holders to maintain their fully diluted percentage ownership of the Corporation, shall have preemptive rights, as hereinafter set forth, to purchase any capital stock, including warrants or securities convertible into capital stock, of the Corporation hereafter issued by the Corporation so that a holder of the Series B Preferred Stock shall hereafter be entitled to acquire a percentage of capital stock which is hereafter issued equal to the same percentage of the issued and outstanding Common Stock as is held (directly or obtainable upon conversion of the Series B Preferred Stock) by such holder of Series B Preferred Stock immediately prior to the date on which the capital stock is to be issued on a fully diluted basis."


                  FOURTH: That this amendment of the Certificate of Designations was authorized by a majority of the holders of the Corporation's Series B Preferred Stock, by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

                  FIFTH: That this amendment of the Certificate of Designations was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, the undersigned has signed this Certificate and affirm, under penalties of perjury that the Certificate is the act and deed of the corporation and the facts stated herein are true.

Date: August 5, 1999                         /s/ Ali Al-Dahwa
                                             ----------------------------------
                                             Ali Al-Dahwa
                                             President